Exhibit 10.12
AMENDED AND RESTATED CHANGE OF CONTROL AND SEVERANCE POLICY
(Effective Date: October 22, 2025)
(1)Overview. This Change of Control and Severance Policy (the “Policy”) of Coinbase Global, Inc., a Delaware corporation (the “Company”) was originally effective as of February 13, 2021 (the “Effective Date”) and may be amended from time to time.
(a)Purpose and Participation. The purpose of this Policy is to provide specified benefits to employees Level 10, 11 or 12 and above of the Company or other such person or persons as may be specifically designated by the Company’s board of directors (the “Board”) or compensation committee thereof (the “Committee”) (such employees, the “Participants”), in order to induce the Participants to remain employed by the Company. If the Administrator (as defined below) so determines, in its sole discretion, Participants may be provided participation letters or agreements (“Participation Letters”) memorializing their participation in this Policy in accordance with the terms herewith.
(b)Term and Automatic Renewal. This Policy had an initial term of three (3) years commencing on the Effective Date (the “Initial Expiration Date”). This Policy will renew automatically and continue in effect for three (3) year periods measured from the Initial Expiration Date (the end of each three (3) year period shall be defined as an “Expiration Date”), unless the Company provides each Participant hereunder notice of nonrenewal at least three (3) months prior to an Expiration Date. For the avoidance of doubt, a decision by the Company to not renew this Policy shall not, by itself, constitute a triggering event for any payments or benefits under the Policy. Notwithstanding the foregoing, if a definitive agreement relating to a Change of Control has been signed by the Company on or before an Expiration Date, then this Policy will remain in effect through the date the Company has met all of its obligations hereunder. However, if such definitive agreement is subsequently terminated in accordance with its terms and the Change of Control does not occur, this Policy shall automatically expire as of the termination date of that agreement, unless it would otherwise remain in effect pursuant to the renewal provisions set forth above.
(2)Qualifying Termination. If a Participant is Level 10 or above and is subject to a Qualifying Termination, then subject to the terms and conditions set forth in this Policy, the Participant will be entitled to the following benefits:
(a)Severance Benefits.
(i)The Company will pay the Participant six (6) months, or such other number of months as may be set forth in the Participant’s Participation Letter, of his or her base salary at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination.
(ii)The Participant will receive his or her severance payment in a cash lump sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied
(b)Continued Employee Benefits for Employees subject to US Tax.
(i)If Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the full amount of Participant’s COBRA premiums on behalf of the Participant (and his or her eligible dependents) for continued coverage under the Company’s health benefit plans for up to six (6) months, or such other number of months as may be set forth in the Participant’s Participation Letter, following the Participant’s Separation, in any case, only until Participant is eligible to be covered under substantially equivalent group insurance plans of a subsequent employer, provided, however, that if the Release Conditions are not satisfied, then the COBRA subsidies described in this subsection (i) will immediately cease as of the sixtieth (60th) day following the Separation, and any COBRA subsidies previously paid by the Company will immediately become due and repayable in full (gross of any applicable taxes) by the Participant.
(ii)Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating, or causing the Company to incur additional expense as a result of noncompliance with, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company instead will provide Participant a taxable monthly payment in an amount equal to the full monthly COBRA premium for the Participant (and his or her eligible dependents) to continue the coverage in effect on the date of the Separation, which amounts will: (A) be based on the premium for the first month of COBRA coverage, (B) not be grossed up to account for taxes and/or withholding on such amounts, (C) be paid regardless of whether Participant elects COBRA continuation coverage, (D) commence on the later of (1) the first day of the month following the month in which Participant experiences a Separation and (2) the effective date of the Company’s determination of violation of applicable law and (E) end on the effective date on which Participant becomes covered by subsequent employer’s health, dental, or vision plan.
(iii)Any taxable payments under the foregoing subsection (ii) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied, and, once they commence, will include any unpaid amounts accrued from the date of Participant’s Separation (to the extent not otherwise satisfied with continuation coverage). If the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in the definition of “Good Reason” below, together, span two calendar years, then the payments that constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year.
(3)COC Qualifying Termination. If a Participant is Level 11 or above and is subject to a COC Qualifying Termination, then subject to the terms and conditions set forth in this Policy, the Participant will be entitled to the following benefits:
(a)Severance Benefits
(i)The Company will pay the Participant twelve (12) months, or such other number of months as may be set forth in the Participant’s Participation Letter, of his or her base salary at the rate in effect immediately prior to the actions that resulted in the COC Qualifying Termination.
(ii)The Participant will receive his or her severance payment in a cash lump sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.
(b)Continued Employee Benefits for US Employees.
(i)If Participant timely elects continued coverage under COBRA, the Company will continue to pay the full portion of Participant’s COBRA premiums on behalf of the Participant (and his or her eligible dependents) for continued coverage under the Company’s health benefit plans for up to twelve (12) months, or such other number of months as may be set forth in the Participant’s Participation Letter, following the Participant’s Separation, in any case, only until Participant is eligible to be covered under substantially equivalent group insurance plans of a subsequent employer, provided, however, that if the Release Conditions are not satisfied, then the COBRA subsidies described in this subsection (i) will immediately cease as of the sixtieth (60th) day following the Separation, and any COBRA subsidies previously paid by the Company will immediately become due and repayable in full (gross of any applicable taxes) by the Participant.
(ii)Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating, or causing the Company to incur additional expense as a result of noncompliance with, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company instead will provide Participant a taxable monthly payment in an amount equal to the full amount of the monthly COBRA premium for the Participant (and his or her eligible dependents) to continue the coverage in effect on the date of the Separation, which amounts will: (A) be based on the premium for the first month of COBRA coverage, (B) not be grossed up to account for taxes and/or withholding on such amounts, (C) be paid regardless of whether Participant elects COBRA continuation coverage, (D) commence on the later of (1) the first day of the month following the month in which Participant experiences a Separation and (2) the effective date of the Company’s determination of violation of applicable law and (E) end on the effective date on which Participant becomes covered by a group insurance plan of a subsequent employer.
(iii)Any taxable payments under the foregoing subsection (ii) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied, and, once they commence, will include any unpaid amounts accrued from the date of Participant’s Separation (to the extent not otherwise satisfied with continuation coverage). If the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in the definition of “Good Reason” below, together, span two calendar years, then the payments that constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year.
(c)Equity
(i)Each of Participant’s then-outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, will accelerate and become vested and exercisable as to, if such Participant is Level 11, fifty percent (50%), or, if such Participant is Level 12 or above, one hundred percent (100%), of the then-unvested and, in the case of performance-based awards, if such Participant is Level 11, fifty percent (50%), or, if such Participant is Level 12 or above, one hundred percent (100%), of the then-unearned (at the actual performance level or, if the actual performance level has not been determined at the time of such COC Qualifying Termination, at achievement of target or, if better, actual performance through the end of the performance period, projected based on information available as of immediately prior to such Qualifying Termination, in any case, unless more-favorable acceleration terms are otherwise provided in the award agreement applicable to such performance-based award) shares subject to the Equity Award.
(ii)Subject to Section 4 below, the accelerated vesting described above in this subsection (c) will be effective as of the Separation, and the Participant’s Equity Awards will remain outstanding (including as to the then-unvested portion thereof), notwithstanding anything to the contrary in the applicable award agreement(s), for the minimum amount of time necessary following a Separation that occurs other than within twelve (12) months following Change of Control but that would constitute a COC Qualifying Termination if a Change of Control occurs within three (3) months following such Separation.
(iii)This subsection (c) expressly supersedes the acceleration provision(s), if any, set forth in Equity Awards granted prior to the effective date hereof, to the extent (if at all) that the former and the latter conflict, and applies to all future Equity Awards, except to the extent the applicable award agreement provides otherwise in a provision that expressly references this provision.

(4)Release Conditions. The benefits under Section 2 and Section 3 will not apply unless the Participant (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company and/or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company (to include, in the Company’s sole discretion, such standard clauses as confidentiality, cooperation and non-disparagement) without alterations (this document effecting the foregoing, the “Release”), which the Company will deliver to the Participant within thirty (30) days after the Participant’s Separation. The Participant must execute and return the Release within the time period specified in the Release and, in any case, within sixty (60) days following Participant’s Separation. “Release Conditions” means: (i) Company has timely received the Participant’s executed Release and (ii) any rescission period applicable to the Participant’s executed Release has expired (without Participant having rescinded the executed Release).
(5)Accrued Compensation and Benefits. In connection with any termination of employment, whether a Qualifying Termination, COC Qualifying Termination or otherwise, the Company will pay Participant’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Participant through and including the date of termination (all the foregoing, collectively, “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. Participant will also be entitled to any other vested benefits earned by Participant for the period through and including the termination date of Participant’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.
(6)Certain Definitions.
(a)“Cause” means, with respect to a Participant, any of the following: (i) any material breach by the Participant of any material written agreement between the Participant and the Company and the Participant’s failure to cure such breach within thirty (30) days after receiving written notice thereof; (ii) any failure by the Participant to comply with the Company’s material written policies or rules, as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of the Participant’s duties and the Participant’s failure to cure such condition within thirty (30) days after receiving written notice thereof; (iv) the Participant’s repeated failure to follow reasonable and lawful instructions from the Board or the Company’s Chief Executive Officer and the Participant’s failure to cure such condition within 30 days after receiving written notice thereof; (v) the Participant’s conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (vi) the Participant’s commission of or participation in an act of fraud against the Company; (vii) the Participant’s intentional material damage to the Company’s business, property or reputation; or (viii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owe an obligation of nondisclosure as a result of the Participant’s relationship with the Company.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Change of Control” means a “Corporate Transaction” as defined in the Plan, provided that the transaction or series of transactions also qualifies as a “change in control event” under U.S. Treasury Regulation 1.409A-3(i)(5).
(d)“COC Qualifying Termination” means, with respect to a Participant, his or her Separation (i) occurring within three (3) months before or twelve (12) months after a Change of Control and (ii) resulting from (A) the Company or its successor terminating the Participant’s employment for any reason other than Cause or (B) the

Participant voluntarily resigning his or her employment for Good Reason, provided, in any case, that a termination or resignation due to the Participant’s death or disability will not constitute a COC Qualifying Termination.
(e)“Equity Awards” means all Participants’ options to purchase shares of Company common stock, as well as all other stock-based awards, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights
(f)“Good Reason” means, with respect to a Participant, any of the following without Participant’s express written consent: (i) a material reduction in Participant’s base salary, except in a general reduction applicable to the Company’s management team or that is part of a broad cost-cutting effort, (ii) a material reduction in Participant’s overall responsibilities, authority or scope of duties, provided that a reduction in title alone shall not constitute a reduction in responsibilities, authority or scope of duties and further provided that a reduction in Participant’s responsibilities, authority and/or scope of duties following a Change of Control shall not constitute Good Reason if Participant is given a position of materially similar or greater overall responsibility, authority and/or scope of duties within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve responsibilities, authority and/or scope of duties greater than those of a nominally higher role in the hierarchy of a smaller company, or (iii) a relocation of Participant’s principal workplace that increases Participant’s one-way commute by at least fifty (50) miles; however, for Participant’s resignation to qualify as a resignation for Good Reason, (i) Participant must provide written notice to the Company of the occurrence(s) that Participant believes may provide Participant Good Reason to resign within fifteen (15) days following the initial occurrence(s), (iii) the Company must fail to cure such occurrence(s) within thirty (30) days after Participant’s notice is received by the Company and, (iv) provided that the Company has failed to cure such occurrence(s) within such thirty (30) day cure period, Participant must terminate Participant’s employment immediately following the expiration of such cure period or, if applicable, the Company’s earlier written notice to Participant that the Company will not cure such occurrence(s).
(g)“Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.
(h)“Qualifying Termination” means, with respect to a Participant, his or her Separation resulting from (i) the Company terminating the Participant’s employment for any reason other than Cause or (ii) the Participant voluntarily resigning his or her employment for Good Reason, in each case, occurring outside of the three (3) months prior to or twelve (12) months following a Change of Control, provided, in any case, that a termination or resignation due to the Participant’s death or disability will not constitute a Qualifying Termination
(i) “Separation” means a “separation from service” (as such term is defined in the regulations under Section 409A of the Code).
(7)Taxes.
(a)Golden Parachute Taxes for US Employees.
(i)Best After-Tax Result. In the event that any payment or benefit received or to be received by Participant pursuant to this Policy or otherwise (such payments and benefits, “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and, (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (any of these, as applicable, the “Excise Tax”), then, subject to the provisions of Section 8, such Payments will be provided either (A) in full, pursuant to the terms of this Policy or any other applicable agreement, or (B) as to such lesser extent as would result in no portion of such Payments being subject to the Excise Tax (such lesser amount, the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax

(including, without limitation, any interest or penalties on such taxes), results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the following subsection (b) will apply, and the enforcement thereof will be the exclusive remedy to the Company.
(ii)Adjustments. If, notwithstanding any reduction described in the foregoing subsection (a) (or in the absence of any such reduction), the IRS determines that Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then Participant will be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, the smallest amount, if any, as will be required to be surrendered or paid to the Company so that Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) will be maximized (such smallest amount, the “Repayment Amount”). Notwithstanding the foregoing, the Repayment Amount with respect to such Payments will be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Participant from the Payments. If the Excise Tax is not eliminated pursuant to this subsection (b), Participant will pay the Excise Tax
(iii)Independent Tax Counsel. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 7 will be made by independent tax counsel (the “Independent Tax Counsel”) designated by the Company and reasonably acceptable to Participant, whose determination will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required under this Section 7, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that Independent Tax Counsel will assume that Participant pays all taxes at the highest marginal rate. The Company and Participant will furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section 7. The Company will bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section 7. In the event that clause (B) above applies, then based on the information provided to Participant and the Company by Independent Tax Counsel, Participant may, in Participant’s sole discretion and within thirty (30) days of the date on which Participant is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Participant will be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Participant equals the Reduced Amount).
(b)Section 409A for US Employees.
(i)Specified Employees. To the extent (i) any payments to which a Participant becomes entitled under this Policy, or any agreement or plan referenced herein, in connection with the Participant’s Separation constitute deferred compensation subject to Section 409A of the Code and (ii) the Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) six (6) months after the Participant’s Separation and (ii) the Participant’s death following such Separation, provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to the Participant (or his or her beneficiary) in one lump sum without interest.
(ii)Expense Reimbursements and In-Kind Benefits. Except as otherwise expressly provided herein, to the extent any expense reimbursement, or the provision of any in-kind benefit, under this Policy (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year. In no event will any expenses be reimbursed for a Participant after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(iii)Interpretation. To the extent that any provision of this Policy is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Policy (or referenced in this Policy) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(8)Miscellaneous Provisions
(a)Administration. This Policy shall be administered primarily by the Committee, subject to the Board’s ability to administer at its discretion (either of these, as applicable, the “Administrator”). All questions of interpretation or application of this Policy shall be determined by the Administrator, and every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all Participants. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Policy, to determine eligibility, to designate the Participants and to decide claims filed under the Policy.
(b)Other Arrangements. Except as set forth in the final sentence of this subsection, this Policy supersedes all cash severance arrangements and vesting acceleration arrangements (if any) under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans that were previously offered by the Company to Participants, including employment agreements and offer letters, and by participating in this Policy, Participants waive their rights to such other benefits. In no event will any individual receive cash severance benefits under both this Policy and any other vesting acceleration, severance pay or salary continuation program, plan or other arrangement with the Company. The vesting acceleration provisions set forth in any employment agreement, offer letter or similar agreement between the Company and any Participant in effect on the Effective Date, to the extent more favorable to the Participant, will continue to apply to the Equity Awards held by the Participant on such date.
(c)Dispute Resolution. For all US employees, to ensure rapid and economical resolution of any and all disputes that might arise in connection with this Policy, the Participants and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Policy or its enforcement, performance, breach or interpretation, will be resolved solely and exclusively by final, binding and individual arbitration, by a single arbitrator in accordance with the Confidential Information, Invention Assignment and Arbitration Agreement (CIIAA) Participant signed at the start of Participant’s employment. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder will be responsible for the payment of its own attorneys’ fees.
(d)Notice. Notices and all other communications contemplated by this Policy will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. Notices mailed to Participants will be addressed to each of them at the respective home address that he or she most recently communicated to the Company in writing. Notices mailed to the Company will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.
(e)Waiver. The Administrator may modify and/or terminate this Policy, in whole or in part, and/or add/remove Participants at any time, provided that no such modification and/or termination will adversely affect any Participant’s rights under this Policy without such Participant’s prior written consent. No provision of this Policy, as applicable to any Participant, will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Policy will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Policy will be subject to all such taxes and/or withholding as may be required by applicable federal, state and local law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Policy will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Unfunded Obligations. The obligations of the Company under this Policy are funded from the Company’s general assets.
(i)Successors. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Policy and to agree expressly to perform this Policy in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Policy, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by this Policy by operation of law. This Policy and all rights of Participants hereunder will inure to the benefit of, and be enforceable by, the Participants’ respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(j)No Right of Continued Employment. This Policy does not obligate the Company to continue to employ any Participant for any specific period of time or in any specific role or geographic location. Nothing in this Policy will confer upon any Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Participant to terminate the Participant’s service at any time and for any reason or no reason, with or without Cause, and such rights are hereby expressly reserved.
(k)Choice of Law. The validity, interpretation, construction and performance of this Policy will be governed by the laws of the State of California (other than its choice-of-law provisions). Participants represent and agree that they are subject to the personal jurisdiction of said courts and hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning, or arising from such dispute, and waive to the fullest extent permitted by law, any objection which such Participant may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning, or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
(l)Entire Agreement. This Policy represents the entire agreement between the Participants and the Company with respect to the Participants’ severance rights, except where the Company has entered into a separate written agreement with any Participant. This Policy otherwise supersedes and replaces all the Company’s prior severance policies (if any), including, but not limited to, prior versions of this Policy, applicable to the Participants.
(m)Review and Amendments. The Company’s management will review and reassess the adequacy of this Policy periodically and review updates to this Policy with the Administrator. Changes to this Policy are subject to the following approvals:
(i)Administrative and non substantive changes: Policy Owner
(ii)Changes other than those impacting Executive Officers & L12+: the Company’s President & Chief Operating Officer and the Company’s Chief People Officer
(iii)Changes impacting Executive Officers & L12+: Compensation Committee

***

Appendix 1
Level 12 Participant
COINBASE GLOBAL, INC.
[Letter Transmission Date]
[Participant First] [Participant Last]
Re: Participation in Change of Control Severance Policy
Dear [Participant First]:
The purpose of this letter is to inform you that you have been designated by Coinbase Global, Inc., a Delaware corporation (the “Company”), as a participant in the Company’s Change of Control Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 2(a): six months
COBRA subsidization under Section 2(b): six months

Subject to the terms and conditions of the Policy, if you undergo a COC Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 3(a): twelve months
COBRA subsidization under Section 3(b): twelve months
Equity acceleration under Section 3(c): 100%

Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.

Sincerely,
Coinbase Global, Inc.

[Company Signatory Name, Title]

Acknowledged and agreed,

[Participant First] [Participant Last]
(Date)

Appendix 2
Level 11 Participant
COINBASE GLOBAL, INC.
[Letter Transmission Date]
[Participant First] [Participant Last]
Re: Participation in Change of Control Severance Policy
Dear [Participant First]:
The purpose of this letter is to inform you that you have been designated by Coinbase Global, Inc., a Delaware corporation (the “Company”), as a participant in the Company’s Change of Control Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 2(a): six months
COBRA subsidization under Section 2(b): six months

Subject to the terms and conditions of the Policy, if you undergo a COC Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 3(a): twelve months
COBRA subsidization under Section 3(b): twelve months
Equity acceleration under Section 3(c): 50%

Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.

Sincerely,
Coinbase Global, Inc.

[Company Signatory Name, Title]

Acknowledged and agreed,

[Participant First] [Participant Last]
(Date)

Appendix 3
Level 10 Participant
COINBASE GLOBAL, INC.
[Letter Transmission Date]
[Participant First] [Participant Last]
Re: Participation in Change of Control Severance Policy
Dear [Participant First]:
The purpose of this letter is to inform you that you have been designated by Coinbase Global, Inc., a Delaware corporation (the “Company”), as a participant in the Company’s Change of Control Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 2(a): six months
COBRA subsidization under Section 2(b): six months

Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.

Sincerely,
Coinbase Global, Inc.

[Company Signatory Name, Title]

Acknowledged and agreed,

[Participant First] [Participant Last]
(Date)